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                                                      SCHULER HOMES INCORPORATED
                                                            Moderator: Pam Jones
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                           SCHULER HOMES INCORPORATED

                              MODERATOR: PAM JONES
                                   MAY 9, 2001
                                  2:00 P.M. CT

Operator:       Good day and welcome to the Schuler Homes' Fourth Quarter 2001
                Earnings Conference Call. Today's call is being recorded. At this time, I would like to turn the conference over to Ms.
                Pamela Jones. Please go ahead.

Pamela Jones:   Hello. Welcome to the Schuler Homes' Fourth Quarter and
                Fiscal Year-end March 31, 2001, Earnings Release Conference
                Call.

                I am the Company's Executive Vice President. And on the call today with me, we have Jim Schuler, the Company's President and CEO, Craig Manchester, the Company's Executive Vice President and COO and Tom Connelly, the Company's Senior Vice President and CFO.

                We have prepared a slide presentation in conjunction with our conference call today and you can access the presentation via our Web site, www.schulerhomes.com under the earnings release conference call information and the financial news and information section of our Web site. Throughout our presentation, we will verbally prompt you to the next slide so that you can follow along.

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                                                      SCHULER HOMES INCORPORATED
                                                            Moderator: Pam Jones
                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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                Certain statements in this presentation may be forward-looking statements as defined by the Private Securities Litigation
                Reform Act of 1995. Such statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which are anticipated.

                Such factors include, but are not limited to, changes in general economic conditions, the market for homes generally and in areas where the Company has developments, the availability and cost of land suitable for residential development, material prices, labor costs, interest rates, consumer confidence, competition, environmental factors and government regulations, which can affect the Company's operations.

                Please refer to the Company's annual report on our Form 10-K for the year ended December 31, 1999, and the Form S-4 Registration Statement and Joint Proxy Statement/Prospectus, which was filed in connection with the merger between Schuler Homes, Inc., and Western Pacific Housing, for further discussion of these and other risks and uncertainties which are applicable to the Company's business.

                At this point in time, I would like to turn the presentation over to Jim Schuler, the Company's President and CEO. Thank you.

James Schuler:  Good morning or good afternoon, wherever you are today.
                It's our pleasure to be here. We want to thank you for taking your time to listen to the Company's presentation.

                These are exciting times for Schuler homes, having just completed our fiscal year with pro forma combined revenues up 21 percent to 1.3 billion, net income up 52 percent to 81 million and EBITDA in excess of 219 million.

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                                                            Moderator: Pam Jones
                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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                Today, we will discuss in detail the new Schuler Homes, Inc., our fourth quarter and fiscal year 2001 financial highlights, the Company's future strategic initiatives and finally, the fourth quarter and fiscal year 2001 financial results.

                I will now go to the next slide. On April 3rd, 2001, the merger between Schuler Homes, Inc. and Western Pacific Housing was successfully completed, with the combined company retaining the name of Schuler Homes, Inc. The pre-merger Schuler Homes, Inc. was renamed Schuler Residential, Inc. and remains an operating subsidiary, along with Western Pacific Housing, of Schuler Homes' parent company.

                As previously reported, in connection with the merger, the Company changed its fiscal year end to March 31. Our integration efforts related to our merger have been well underway for sometime, which enabled us to immediately begin operating as one company upon the closing on April 3rd, 2001.

                The merger took almost one full year to complete and as early as last fall, both Craig Manchester and myself visited all of our divisions to meet with the management and look at all the projects. We have continued this practice on a monthly basis. We have already integrated the J.D. Edwards accounting and information management systems in eight of our 11 divisions. Basically, when the merger closed, we hit the ground running.

                Today, Schuler Homes, Inc. is one of the largest top 15 homebuilders in the nation, one of the largest homebuilders in California and among the top three homebuilders in Colorado, Washington, Oregon and Hawaii, with a growing presence in Arizona.

                We will now move to the next slide. On a pro forma combined basis, we had a great quarter and 3/31/01 fiscal year end. Our quarterly revenues increased 17 percent to 488 million. Our annual revenues increased 21 percent to 1.3 billion. Our quarter net income increased 30 percent to 34

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                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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                million. And our annual net income increased by 52 percent to 81 million, excluding the non-cash charges.

                At 3/31/2001, our EBITDA for the last year totaled 219.4 million. We ended the year with a record backlog of 1,725 homes valued at 456 million, up 17 percent over the previous year.

                We are a highly profitable company, as evidenced by our EBITDA and pretax margins. Our quarter ended 3/31/01, EBITDA margins were 18.2 percent and pretax margins were 11.8 percent. For our fiscal year ending 3/31/01, our EBITDA margins were 16.3 percent and our pretax margins were 10.1 percent.

                Our operating margins are among the highest in the industry. This Company is committed and is focused to achieving superior margins. We are not going to grow at the expense of margins, which brings me to my next slide, strategic initiatives.

                We are excited about our future growth. Our optimism is fueled by a strong backlog as of March 31, 2001, of 1,725 homes, with a sales value in excess of $455 million, 74 active projects that control over 29,600 lots, of which 51 percent are under option.

                Our operating plan for next year is to -- is continued expansion in our existing markets, with a continued strong focus on entry-level and first-time move-up product.

                Based on current market conditions, anticipated timing of approvals, land development and construction, we anticipate fiscal 2002 revenues and net income to increase by 10 percent over last year. The Company has always subscribed to very strong land acquisition strategies and the use of option contracts to control land, reduce leverage and reduce carrying costs.

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                                                            Moderator: Pam Jones
                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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                Our near-term goal is to lengthen the term of our financing facilities. We also have an opportunity to reduce the overall Company's cost of capital as a result of Western Pacific's historical financing costs being higher as a private company.

                Since this was a merger of equals, with almost no overlap in the markets, we were fortunate to retain all corporate management employees, division presidents and division management. All senior management has either stock ownership or stock options. We intend to continue our focus on enhancing shareholder value and increasing the company's visibility in capital markets.

                We will now move to the next slide. As I previously mentioned, we will continue our growth in our existing markets, with an emphasis on profitability. The Company enters this year as a well-diversified Western U.S. homebuilder, one of the top 15 homebuilders in the nation, one of the largest homebuilders in California and among the top three homebuilders in Colorado, Washington, Oregon, Hawaii and a growing presence in Arizona. We are in seven distinct markets, with three divisions each in Northern and Southern California and one division in Colorado, Washington, Oregon, Hawaii and Arizona.

                We currently control 29,600 lots, of which 51 percent are under option. It's interesting. In Northern and Southern California, we control 17,000 lots, but of that 17,000, we only own 5,000 lots, less than 30 percent of the total. The balance is under option.

                The next slide. We intend to continue our focus on entry-level and first-time move-up markets. Our average sales price and backlog ranges from 178,000 to 332,000.

                As of March 31, 2001, the company had 1,725 sales and backlog, with an aggregate sales value of over 455 million, with an average sales price of 264,000. By way of information, the average sales price through 2001 -- for our sales last year through March 31, 2001, averaged approximately 274,000.

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                                                            Moderator: Pam Jones
                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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                The next slide. The next slide basically shows the number of lots we have under control this year over previous year. And, as of March 31, the Company controls 29,600 lots. Our philosophy has always been to use option contracts to control a five to six-year supply, but only own a two to three-year supply.

                Last year, we added approximately 10 percent or 3,000 lots to our land position, with 75 percent of those lots under option. The 10-percent increase in our land position is in line with our objectives to grow the company's revenue and net income by approximately 10 percent in fiscal 2002.

                At this time, I will turn the presentation over to Tom Connelly, our Chief Financial Officer. Tom?

Thomas Connelly: Thank you, Jim.

                I'd like to reiterate that the financial information presented here is on a pro forma combined basis and also reflects a March fiscal year end. Yet, to combine pro forma numbers, it's a mathematical add of the former Schuler Homes business and the former Western Pacific business, with the only adjustment being amortization of goodwill. As part of the merger accounting, we recorded $41 million in goodwill, which is, in turn, being amortized over a 20-year period.

                Turning to the next slide, the volume of home closings, we've grown at a compound annual growth rate of 17 percent over the last three years, from 3,605 new homes closed in 1999 to 4,897 homes closed in fiscal 2001. This reflects growth and market expansion in all our markets. We currently project approximately a 10-percent increase to 5,300 units in fiscal 2002, again, expansion in all our markets, as well as our growing presence in Arizona.

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                                                            Moderator: Pam Jones
                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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                Moving on, we've presented quarterly pro forma combined
                financial information as an attached schedule to the press release. And, in terms of closings, we closed 1,594 homes in the March, 2001 quarter. Our business has been somewhat seasonal and reflects the timing of development majoritively in our California markets. Accordingly, approximately 57 percent of our closings were in the last six months of the fiscal year, with 33 percent occurring in the fourth quarter.

                Our current projections for fiscal 2002 suggests that we will again close about 56 percent of our homes in the second half, with a slight moderation of the fourth quarter being only 30 percent of closing volumes. The first two quarters of the year tend to be fairly even and should reflect again the approximately 10-percent growth that Jim mentioned earlier.

                Looking at revenues, over the last three years, grown at a growth rate of 34 percent. We recorded 747 million in fiscal 1999. In fiscal 2001, we surpassed $1.3 billion.

                Our current projections, based on increased closings and a modest increase in our average sales price, we were at 289,000 last year. We'll be slightly above 300,000 the current year, will take us to a fiscal 2002 revenue projection of $1.5 billion.

                Again, looking at the dispersion throughout the quarters, revenues generally track closings and we see the same dispersion throughout fiscal 2002.

                Annual pretax earnings. We achieved 45 million in 1999, 92 million in fiscal 2000 and 135 million in 2001. More importantly, our pretax margins of just above 10 percent is among the best in the industry.

                Based on increased closings and revenues, we anticipate achieving $147 million of pretax earnings in fiscal 2002.

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                                                            Moderator: Pam Jones
                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
                                                                          Page 8

                Again, reviewing the quarterly dispersion of pretax earnings, we note that the fourth quarter was heavily weighted this past year, with $58 million in pretax earnings or, roughly, 43 percent of the total year. We anticipate some smoothing in fiscal 2002 and anticipate that the fourth quarter will be just below 40 percent.

                Our sales backlog, as Jim has mentioned, increased to 1,725 units, from 1,520 units a year ago. And more importantly, the value of our sales backlog in dollars has increased to 456 million -- excuse me -- a 17-percent increase over 389 million at March 2000.

                With respect to our financial position at March 31, 2001, we had $52 million in cash, real estate inventories of $856 million. We had total debt of $494 million and stockholders' equity of $395 million, all on a pro forma combined basis.

                Our debt-to-capitalization was 55.6 percent. Our target debt-to-capitalization is 50 to 55 percent, a goal we believe we can achieve in the course of the next few years, largely through retained earnings and only a modest increase in inventory necessary to fuel expansion of the businesses.

                Our financing costs this past year were 5.3 percent of revenue, largely due to the pre-merger debt in mezzanine financing used by Western Pacific to grow in California.

                The average public builder is 2.6 percent of revenues, virtually half of what we have paid this past year. This would suggest that over the next few years, we should be able to substantially decrease our cost of financing.

                Our other objective is to lengthen the term of our debt. At March 31, we were highly dependent on our bank revolving credit facilities. We had $252 million outstanding of total debt $494.

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                                                            Moderator: Pam Jones
                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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                We are exploring the capital markets to determine if we can feasibly issue high yield debt, which we would, in turn, use to pair off the expensive pre-merger Western Pacific debt, as well as reduce our dependency on bank loans moving forward.

                Lastly, I'd like to note, we have a total of 40.2 million common shares outstanding on a primary basis. For calculation purposes, on a diluted basis, we have 43.2 million. The increase results from approximately 2.6 million shares from our convertible debentures, which convert at $21.83 and an additional 300,000 shares related to stock options.

                I'd also like to point out, in the press release we included information on Schuler Residential, Inc., including a separate statement of operations because Schuler Residential, Inc. still has debt outstanding in the public market.

                And lastly, I'd like to return to Jim to conclude our presentation.

James Schuler:  Thank you, Tom.

                In closing, today, Schuler Homes, Inc. is one of the top 15 homebuilders in the nation, one of the largest homebuilders in California and among the top three homebuilders in Colorado, Washington, Oregon and Hawaii, with a growing presence in Arizona.

                Our operating plan for this next year is to continue expansion in our existing markets, with a continued strong focus on entry-level and first-time move-up product, with an emphasis on profitability.

                We have an extremely strong experienced management team in place, with many years of local market expertise at all levels.

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                                                            Moderator: Pam Jones
                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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                We currently control over 29,600 lots, with 51 percent of those optioned and 49 percent owned. This land position will provide the basis for future profitability and growth.

                The Company is anticipating fiscal 2002 revenues and net income to increase by 10 percent over last year.

                And finally, as always, we are committed to doing everything possible to further enhance shareholder value and increase our visibility in the capital markets.

                Again, I want to thank you for your time today in attending this presentation. We will now open it up for questions.

Operator:       Thank you. Today's question-and-answer session will be conducted electronically. If you would like to ask a question, please press star, one, on your touch-tone phone. Again, that's star, one, to ask a question.

                We'll go first to Bhakti Mirchandani, with Salomon Smith Barney.

Bhakti Mirchandani:  Congratulations on a great quarter, guys.

Male:           Thank you.

Bhakti Mirchandani: I was wondering -- orders were down year over year for the quarter. And I was wondering if that was from a shortage of product or whether, because you guys are passing through price increases or because of softness of demand?

Male: Basically, your question is that orders seem to be down quarter over quarter. A lot of that has to do with the mix and the timing of the opening of projects, the entitlements and approvals and

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                                                            Moderator: Pam Jones
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                                                           Confirmation # 549944
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                also, some of that was weather related. But, while unit sales
                (new orders) during the quarter ending March 31, 2001, were lower than unit sales during the same quarter of 2000, our volume of new orders during April, 2001, increased both in aggregate and on a per-community basis, particularly in California, as compared to April of a year ago.

Bhakti Mirchandani: And can you give a breakdown of your price increases between mix shift and real price increases on a percentage basis?

Pamela Jones:   I don't understand your question, Bhakti. What are you asking?

Bhakti Mirchandani: I was wondering how much of your year-over-year increase in closing prices was from mix shift and how much was from passing through real price increases.

Pamela Jones:   I would say there's a pretty big component that relates to an increase in sales prices in Colorado and in California. But then, also, there's probably an equally weighted component because we have seen more growth in the California closings, where the average sales price is higher. So it's really a combination of those two factors.

Bhakti Mirchandani:  All right.  Thanks very much.

Operator:       We'll go next to John Stanley, UBS Warburg.

John Stanley:   Hey, Jim, Pam, Tom, Craig.

Male:           Good morning, John.

Pamela Jones:   Good morning.

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                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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John Stanley:   How are you?

Male:           Good.

John Stanley:   A couple of questions, just to follow up on Bhakti's order question. The four quarter earnings were down, I think, more in Colorado than anywhere else, which has been true all year, which as I recollect, was probably, kind of, self-induced, that you were trying to slow things down there just because you were having trouble getting the land pipeline refilled. Has the turnaround in orders there been in Colorado, as well, or are we still in that same mode where we're not trying to really push that business any higher than it was last year?

Pamela Jones:   A couple of things are happening in Colorado, that you're
                talking about and that we had talked about last year, late last year, is that, as a result of seeing some very strong demand in Colorado, we actually moved out of projects a lot quicker than anticipated.

                And so, we're in the process right now of adding new projects and trying to bring our lot production up. We're currently delivering out of about 11 projects in Colorado and we expect to see that increase within the next six to nine months to 15 projects. So that should have an impact.

                The other thing, obviously, that we did is to increase the sales prices in the projects in Colorado so that our sales rates did not outpace our construction pace. I would anticipate that, you know, going forward, we will start to see those orders increase as we bring new projects on line in Colorado.

                And then, I would say that in April, the increase that we saw in orders, both in total and then, on a per-community basis, we saw primarily in California, if you were to look at the overall Company. And so, we're still in the building community phase in Colorado.

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                                                           05-09-01/2:00 p.m. CT
                                                           Confirmation # 549944
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John Stanley:   And was the California shift from the first quarter to April,
                Pam, again primarily, kind of, an inventory issue or do we just have more stuff on the shelves in April to sell?

Pamela Jones:   The total number of projects that we have open in California, they have increased year over year. But the orders increased to a greater extent. So, even on a per-community basis, we saw an increase in orders in April.

John Stanley:   Right. But is that a function of just having, you know, more fresh communities as opposed to a bunch that just had tag ends left or do you think there's been some actual up tick in the pulse of the market?

Pamela Jones:   Well, I think that what you have to do is take a look at the year-to-date information. I mean, as you can see in our March quarter, the orders were down. And, in April, they picked up pretty substantially so that, year to date, we're still at backlog at the end of April being about 20 percent higher than last year.

                So I would say that it's probably just a result of timing, ...

John Stanley:   OK.

Pamela Jones:   ... when people are buying. And, you know, January, February and
                March as compared to April.

Craig Manchester: Yeah. I think, in California, in particular -- this is Craig
                Manchester -- we had gotten very far out in front of ourselves with sales because demand had been so strong. And we purposely limited some sales in a few communities through the March quarter to make sure we got all our closings.

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                Through April, our backlog year over year in California is up, you know, really close to 40 percent. So, you know -- and up significantly on a same-store basis too. So I think, in looking at total backlog, the future is very strong.

John Stanley:   That's terrific. Pam or Jim, you know, in kind of, your
                observations about the year, obviously, you're making some kind of implicit assumptions about where prices and costs go. And I know you all tend to be conservative. But, on the price side, what does the pricing picture look like right now in markets?
                Are we still raising prices? And, on the cost side, obviously, everybody's seen the, you know, upward drift in lumber prices lately. Are you factoring in some pressure from that later in the year?

Male: I'll take part of that question and then, I think I'll ask Craig to take part of it. That's a good question, John. You know, overall, in pretty much all of our markets, we're -- you know, we're still having trouble keeping construction up with our sales. Our sales rate is good (in) every market win. We're seeing good solid pricing. We're not offering any incentives anyplace and we're not reducing (pricing). We're still able to increase prices on some projects, maybe not as fast as we were last year. There's no question about it.

                But, you know, keep in mind that this Company really, you know, is more in the entry-level and first-time move-up buyer market. We're not a high-end builder. And so, our product line definitely lends ourselves to the -- to the largest market out there.

                I think that, you know, every -- I mean, we're not predicting any major price increases in our product this year. We're seeing material prices not changing a lot, lumber prices move up a little bit. Some of our communities are all steel frame. And that has been pretty uniform. We've probably seen a decrease in some material prices in some of the other products. And again, as a result of this merger, of course, you know, we have tremendous purchasing power now,

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                                                           Confirmation # 549944
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                combined purchasing power. And we are in the process of looking at all of our national purchasing contracts.

                So -- Craig, do you want to add anything to that?

Craig Manchester: Yeah. I think that the main thing just to add is I think that we've seen -- we have seen, you know, an easing in labor and material, as Jim mentioned. But, I think, importantly is we're seeing very strong demand and continue to see it in our -- in our -- all of our key markets. And I think that's really, as you look at the backlog, that's the key thing to manage with the mix, whether it's Colorado or California. We continue to see strong interest for our projects and particularly in the entry-level and the first-time move-up, which is where the lion's share of our projects are.

John Stanley:   Focusing on the financing costs for a second, Tom, you gave a figure for the full year. I think it was 5.3, which I presume is the interest that was in cost of sales. Was that right?

Thomas Connelly: The combination of the interest and cost of sales, ...

Male:           And (then), the other.

Thomas Connelly: ... interest expense (below) the operating line, so to speak, as well as the cost that we incurred with our financial joint venture partners who are entitled to profits participations.

John Stanley:   And where do that -- does that show up in minority interest?

Thomas Connelly: Yes.

John Stanley:   Because that was going to be one of my questions. That number, obviously, is up substantially. Is that mostly a function of those financing costs?

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Thomas Connelly: It's largely a function of the profitability, frankly, in the projects that we entered into with those partners.

John Stanley:   Right. Pam or Tom, do you have the interest and cost of sales for the quarter and the year?

Pamela Jones:   You know, I don't have that.

John Stanley:   That's all right. We can catch up on it later. What -- I know you're all moving to try to resolve or get the cost down. Remind us what you need to do structurally, if anything, to be able to tap into the public markets. ((inaudible)). Didn't we have to get some kind of tax ruling or something like that to -- so that you could issue debt from the company level to refinance the WP debt?

Male: Yes. We -- when we closed the merger, we established a holding company, I think as Jim mentioned early on, ...

John Stanley:   Right.

Male: ... which owns Schuler Residential, Inc., the former Schuler business and owns the Western Pacific business. And it was structured this way to affect a tax-free reorganization for both the Schuler shareholders and the Western Pacific investors. To issue debt at the so-called parent company level and collapse the holding company structure, if you will, we needed a private letter ruling, which we have applied for, from the IRS, which would allow us to merge Schuler Residential, Inc. up into the parent company.

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                We are also exploring alternatives that, if frankly, the IRS doesn't come through on a timely basis for us, where we could issue debt at the parent company level with appropriate guarantees and so forth within the holding company structure.

John Stanley:   OK. And there probably is not an answer to this. But when would you, kind of, expect the IRS to respond or is there no obvious timetable?

Male: They've been -- they've been promising -- or they've been saying they're going to respond any week.

John Stanley:   OK. For what, two months now or -- last question, Pam, for you, just a nit-picking one (here) -- or maybe for any of you. The backlog, as best I could back into it coming into the quarter, the March quarter, and from the number you supplied on unit terms, it looks like it was up about 25 percent year over year.
                And yet, the deliveries in the March quarter, I think, were up about three percent. And there's lots of things that can cause that. But was there any particular issue that caused the, kind of, the backlog conversion rate to be much lower this year than it was last year?

Pamela Jones:   No. I would say that if you look at the conversion rate between all of our divisions, the conversion rate is higher in all of the divisions over what it is in Colorado. Our conversion rate in Colorado is slower, primarily because we have sold out so far of construction. But I don't think that there's anything in particular that's contributing to that. It's probably just the timing of sales and construction.

John Stanley:   I didn't know if there was any weather issues in the quarter or anything like that that held you up. But -- all right. I'll get off. Thanks, guys.

Pamela Jones:   Well, I did have an answer to one of your questions as you were talking ...

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John Stanley:   Oh, I'm sorry.

Pamela Jones:   You wanted to know what the financing costs were in cost of sales. On a combined basis for the quarter, it was $18.4 million. And for the fiscal year end, it was $50.2 million.

John Stanley:   50.2.

James Schuler:  And then, John.

John Stanley:   Yeah, Jim.

James Schuler:  Your last comment was were any projects held up because of weather. And the reality, yes. Colorado had a pretty tough winter this year compared to what they've had before, with a lot of snow. And they had three projects that were delayed about 60 days, 60 to 70 days, as a result of weather.

John Stanley:   Yeah. Pam, you don't happen to have the year earlier numbers on those, do you?

Pamela Jones:   I do not.

John Stanley:   OK. And I'll call you back and get those later. Thanks.

Pamela Jones:   OK. And I may be able to find it while we are on this call.

John Stanley:   All right. Now, I'll let somebody else go. Thanks.

Pamela Jones:   (Sure).

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Operator:       We'll go next to Tim Somers, Financial Management Advisors.

Tim Somers:     Good afternoon. I'm wondering -- for Schuler Residential, it appears that deliveries and revenues were down on a year-over-year basis. I'm wondering if you can comment on that?

Pamela Jones:   Sure. Again, I think a lot of that is tied to the phenomenon that we described, you know, in the last six months that was occurring in Colorado as a result of selling and moving out of a lot of projects a lot faster than anticipated.

                The revenue number being down, primarily relates to the fact that, in the March quarter a year ago, we had a land sale also that was included in the year-ago quarter that, obviously, we didn't repeat this quarter.

Tim Somers:     OK. As far as total interest incurred, do you have that on a combined consolidated basis for the quarter and for the year?

Pamela Jones:   Yes, we do. And do you want this for the combined company or are you looking for it just for Schuler Residential, since these senior notes are ...

Tim Somers:     Combined would be great.

Pamela Jones:   OK. Combined total interest incurred for the quarter was $15.6 million. And total interest incurred for the year on a combined basis was $60.1 million.

Tim Somers:     OK. And finally, can you comment on your cancellation rate and, kind of, what you're seeing as far as traffic? And that would great. Thank you.

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Male:           Sure. I'll take that one. I think that the -- as far as our cancellation rates, we have not seen any significant increase in cancellation rates. And, in fact, our traffic has continued to be very strong. In some markets, we're even still seeing (lotteries).

                So we've seen very strong demand for our product, you know, (varied) throughout the Company and continue to see -- I think one thing to add, just in Colorado that hasn't quite been hit on is that, while the orders and deliveries were down, we expect that, for the full fiscal year, orders and deliveries should be right on par to slightly better than where they were in the previous letter because, as Jim mentioned, there was some timing and weather-related issues. But we think that that will reverse itself throughout the fiscal year.

Tim Somers:     Great. Thank you.

Operator:       We'll go next to Mike Kender, Salomon Smith Barney.

Mike Kender:    Yes. One other nit-picky numbers question. You gave EBITDA for the full year on a combined basis for the two companies. What was it for the fourth quarter?

Pamela Jones:   For the fourth quarter, on a combined basis, EBITDA was 88.79.

Mike Kender:    OK. And do you have the comparable number for prior year?

Pamela Jones:   I do not.

Mike Kender:    OK. And what was your unused revolver availability at year-end, fiscal year end?

Male: We had a total between the two operations or between two bank lines of $420 million, of which we owed 251.

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Mike Kender:    And is the rest fully available or are there some LC or
                borrowing base constraints in there?

Male: There would be some LC and borrowing base constraint, I would surmise. Anecdotally, we probably had 60 to 70 million of availability.

Mike Kender:    OK. Great. Thank you.

Operator:       We'll go next to Stephen Kim, Salomon Smith Barney. Your line is open.

Stephen Kim:    Hi. Thank you very much. Yeah. I was wondering if you guys could elaborate a little bit on the land situation? I remember in ((inaudible)), Hawaii, you had expressed an interest in perhaps entering some land (slots or divest) themselves of some of the -- some of the larger land parcels in Hawaii. Can you give us any update on that?

Pamela Jones:   Sure. We have been able to identify some small parcels of land in some pretty key markets in Hawaii that we have actually purchased. And we have a couple of projects in the Hawaii Kai area. For anyone who knows Hawaii, it's in Eastern Oahu in an area where there haven't been homes built for some time and there's quite a bit of demand there. So we're seeing some pretty good (response) in those new projects.

                And we are also in the process of marketing some of our longer-term positions. We have, in particular, a large land position that we are working on a master plan for so that we can partition off parcels to other developers. And that's an area out in Western Oahu where, for anyone who knows much about Hawaii, there is some renewed development by resort developers in the Ko Olina area of Western Oahu. And so, what we are starting to see in that area of Oahu is some additional investment on the resort side, which, of course, has the potential to increase the demand for the new home site of real estate.

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Stephen Kim:    OK. Great. Second question relates to California. It's my
                recollection that there were a few projects that Western Pacific had which were particularly profitable. Either -- I believe it was -- it's a project (near) the end of their -- of their -- of their -- of their life. They were in the final stages. And, as a result, you were getting some pretty significant (lot) premiums and so forth. I was wondering whether or not you believe that those are going to be exiting your sales offering anytime in the near term or are these projects going to likely be in existence for the remainder of this year?

Male: Well, I think -- Steve, when we talked about that, I think that the answer is, we do have a couple of projects that are very high margins that we're running (off). But I think that we have a very good (land), as Tom elaborated -- and Jim both elaborated on -- land (pipeline) in front of us in California, some of which have been controlled for quite some time. So I think that, you know, one project could certainly skew your results, but I think it's not -- you know, in the long run, it shouldn't be material.

Stephen Kim:    But the -- I guess I'm more addressing the near-term potential for a skewing, I guess. Is there any -- is there any visibility yet on perhaps maybe a quarter or two spike in margins, when that might occur?

Male: Well, I think -- you know, as you saw, our margins were very high in the -- in the fourth -- in the fourth quarter, I believe, you know, of this last year and a lot -- had a lot to do with deliveries, you know, in one project. But I think, in aggregate for the year, you know, in California, we look to be pretty consistent.

Stephen Kim:    OK. Great. And the third question I had related to actually land prices generally. Jim, perhaps in your travels -- could you share with us what you believe the land picture looks like? We know the pricing in the marketplace for homes has remained relatively solid. Although, in

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                certain markets, it's begun to give ground. What about on the landside? Have you seen land price depreciation begin to diminish? Has it even, you know, stopped or gone the other way yet?

James Schuler:  Very good question, Steve. In -- you know, overall, in our markets, we're seeing land prices fairly stable. They're -- you know, we saw -- we saw some fairly significant increases in a couple of the markets during last year. But it's stable right now. Matter of fact, we're probably seeing some really good opportunities out there in a number of the markets because of -- I think what's happening in the capital markets are the availability of capital to private builders. Definitely, you know, there are some constraints of capital to the private builders. And, as a result, there are some buying opportunities I think that are becoming available. And I think more will become available during the year.

Stephen  Kim:   Interesting. Last question I had relates to options. I know that in your price points, options aren't generally, you know, a particularly important part of the (available) ((inaudible)) profitability picture. But, I was curious whether you could share with us, roughly, in some broad percentage term, what percentage of your selling price you believe currently is in the form of options are add-ons by the consumer and how you've seen that trending over the last several months.

James Schuler:  Craig, you want to take that (question)?

Craig Manchester: Sure. I think -- I think that we see -- you know, it's anywhere from five to 15 percent, depending on your price point, just because flooring makes up such a large amount of those options. You know, we have continued to see good option orders. As you know, we have design centers in almost all of our divisions. And it's continued to be a very good profit center for us and we think it will be. We've even found, in communities where people are negotiating a little harder because of what they perceive is out in the marketplace, they're still spending, you know, quite a bit on their homes in terms of options.

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Stephen Kim:    Have you found that the options -- you said five to 15 percent.
                Have you found that that is generally higher today than, let's say, it was a year or two ago?

Craig Manchester: No. I would say we haven't seen any material fluctuation. I think it -- that the biggest thing that relates to options is when you sell the house.

                If we sell a house prior -- you know, in California, for example, where we don't always pre-sell all the houses, if we sell a house -- (four) houses built, our option revenue for that house will be much higher than a house that we sell two-thirds of the way through completion because we have more bites at the apple at the consumer. You know, there's more -- there're more options they can choose and so on. So, I'd say generally, the answer to your question is we have not seen a significant change.

                And I think, going back to what Jim said, I think that the land -- and certainly in California, I think we're seeing better land opportunities (that) -- with more flexible land sellers than we saw six to 12 months ago.

Stephen  Kim:   OK. I guess I -- (you) would have thought that with backlog turnover ratios being somewhat lower, that would, sort of, imply that you're getting more pre-sell opportunities maybe to reduce the option opportunity. But I guess you're saying that's not really ((inaudible)) yet.

Craig Manchester: I'm saying, you know, in the (rural) price points, flooring makes up such a disproportionate amount of it anyway, which you're going to capture that whether you sell it far ahead or in the short order. It's more in the higher price product, which as you know, we've been moving away from. So I -- again, I don't think it's going to be a material difference.

Stephen Kim:    Got it. Great. Thank you very much.

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Male:           Thank you.

Pamela Jones:   I would like to just very quickly get back to one of the
                questions that Mike had -- Mike Kender. On EBITDA for the fiscal year ended 3/31/2000, total EBITDA for the combined companies on a pro forma basis was 162.5 million compared to the 219 million that was realized for the fiscal year end 3/31/01.

Operator:       Once again, that's star, one, for questions. We'll go next to
                Carl Reichardt, of Banc of America Securities.

Carl Reichardt: Hey, guys. Most of my questions have been answered. But, Pam,
                I'll have to get you on this one. Interest incurred fourth quarter for Residential.

Pamela Jones:   OK.

Carl Reichardt: Sorry, guys.

Pamela Jones:   No, no, no. That's OK. That's fine. Interest incurred for
                Schuler Residential during the fourth quarter was $5.8 million.

Carl Reichardt: Perfect. And can you guys talk a little bit about community counts and what your anticipated community count will be, either on an average for fiscal '02 and then, by the end of fiscal '02 versus the end of fiscal '01?

James Schuler:  Yeah. OK. Give me your question again, Carl. I was looking through some papers here.

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Carl Reichardt: Thanks for paying attention, Jim. I'm talking about community count for the combined entity on average during fiscal '02 and then, also, where it is today or where it was at the beginning of fiscal '01 and then, where you anticipate it being at the end of fiscal '02.

James Schuler:  OK. I'm going to have Craig answer that.

Craig Manchester: Sure. Thanks, Jim. I was paying attention, fortunately. The --
                we anticipate, Carl, really, you know, in our projections, about a 10-percent increase in community, hence the 10-percent increase in revenue. We're looking at a same -- kind of, a same-store, you know, (same sales pace), you know, which we think is very achievable.

Carl Reichardt: OK. Is there going to be -- can you, sort of, give me a rough split out, California and Colorado, let's say, of -- and then, other, for where those new communities will be ((inaudible))?

Craig Manchester: Yeah. I mean, I think ((inaudible)). I mean, again, I think that you're going to -- what you're going to see is you'll see -- we, more or less, opened in Colorado. We have a -- we have a handful of communities to open in Colorado, which will -- as I mentioned earlier, will contribute to our, you know, estimated sales, you know, and deliveries there, approximating last year.

                In California, we will -- we're looking to have some increases in new communities, which will -- should increase our deliveries here. Phoenix, as a new market, has -- you know, we'll have several new communities coming on line. Seattle, I think, has a few coming off and a few coming back on. Portland, we're dropping off a few and (having) -- won't be picking those up yet, probably until late this year, at the earliest.

Carl Reichardt: Yeah.

Craig Manchester: And then, Jim could probably speak better to Hawaii.

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James Schuler:  Yeah. Basically, in Hawaii, you know, we're closing out a couple of communities and we're adding a few -- adding a few communities. As Pam mentioned, we've identified some, you know, basically, (in-field) type projects. And we've got a couple of new projects we're opening up on the island of Maui. So Hawaii will probably be up about 10 percent over where it was last year.

Carl Reichardt: OK. OK. And then, one last question. Are you guys anticipating any significant changes to the share count through the balance of 2002 or 43.2 is about right for the year?

Pamela Jones:   At this point in time, we don't have any plans for any issuance by the Company of stock. We obviously do have a number of stock options that are outstanding. And we also have an employee stock purchase plan.

Carl Reichardt: Yeah.

Pamela Jones:   But those will be, you know, nominal increases. And, of course, we would consider going to the capital markets if it ...

Carl Reichardt: Sure.

Pamela Jones:   ... made sense to everyone, including our shareholders.

Carl Reichardt: OK. I'm just thinking ((inaudible)). OK. Thanks a lot, folks.
                Talk to you later.

Operator:       We'll go next to Jim Wilson, Jolson Merchant Partners.

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Jim Wilson:     Thanks. Our phones have been out. So I'm on a cell phone. I hope you can hear me fine. But the question was just I was wondering, either Jim or Craig, if you look at -- if you could contrast a little more detail Northern and Southern California, in particular, let's say in light of comments from the other public builders? You know, Toll yesterday, for instance said the Bay area was horrible and Southern California was great. Kaufman and Broad is seeing similar results on the low end. And, you know, where you see yourselves positioned that might be better or even worse than other builders and how you contrast Northern and Southern California from those perspectives.

                And then, I guess, the final question would be do margins differ much between Northern and Southern California?

Male: Sure. I'd be happy to answer that one for you, Jim. I think that the place that we've seen Northern California and Southern California, for our market, continue to be very strong. I would say, in Northern California, the high end of the market has definitely slowed down, which, as I mentioned before, fortunately, we made a decision about a year-and-a-half ago to start moving our price points down both in Northern and Southern California.

                You know, we have very little exposure, other than a couple of projects in that -- in that marketplace. And so, we have seen the higher end of Northern California slow down, the entry-level and the first-time move-up markets in Northern California remain very strong, due to a complete lack of supply. You know, we had a -- we had a lottery in Sacramento last weekend, for example, and sold 11 houses. So, I mean -- so we -- you know, so there is a little bit of a mixed bag in Northern California, clearly the (South Bay) in the Silicon Valley is much slower. That makes up a very small part of our -- of our entire business.

                We have two projects, which we look at as being in that sphere of influence over the whole company. So that's not real material to us as it -- as it (relates). But I can understand that. In

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                Southern California, the market continues to be very strong and it seems to be -- it seems to have actually picked up some steam in certain markets, like Los Angeles and Ventura counties, which were really slow to pick up. Whereas San Diego and Orange County had really appreciated significantly over the last several years, L.A. and Ventura county sales have picked up some over the last, you know, three to six months.

                So in the -- you know, the high end, in general, you know, we're being very cautious and, you know, we've moved our price points down. We have a few projects, but it's not, as you can see from our average price of material, part of our business. Our backlog in Northern and Southern California is very strong and high over -- you know, year over year per share, in terms of (growth), you know, and backlog. So, you know, we remain very confident in California, just cautious on the high end. And -- but the lower end, for us, remains very, very strong in both Northern and Southern California.

Jim Wilson:     OK. Thanks. And I know you don't necessarily report it, but is
                Northern California's margin of late tended to be materially different from Southern California?

Male: In Northern California, I'd say its margins, you know, had historically been higher, you know, in some of the market -- probably, if you took all the builders, I would say that, you know, on average, each -- you know, Northern California would be higher just because the appreciation was more. You know, for us, there were -- we had some -- as someone else mentioned, some pretty exceptional projects. But we -- you know, I -- it's hard to say specifically on that. That would be my comment there.

Jim Wilson:     All right. Fair enough. Thanks.

Operator:       There are no further questions at this time. I'll turn the conference back over to you for any additional or closing remarks.

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James Schuler:  Thank you very much. And again, I appreciate everybody that's been on the call today. As I mentioned, these are exciting times for the Company. And we were very positive about our future and we look forward to talking to you again. Thank you very much.

Operator:       That does conclude today's conference call. Thank you for your participation. You may disconnect at this time.

                                       END